UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 16, 2013

CHANTICLEER HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-28218	77-0319159
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

11220 Elm Lane, Suite 203, Charlotte, NC 28277
(Address of Principal Executive Offices) (Zip Code)

(704) 366-5122

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard: Transfer of Listing

As previously disclosed in a Form 8-K filed on September 10, 2012, the Company learned that its consolidated financial statements for the fiscal year ended December 31, 2011, and the quarters ended March 31 and June 30, 2012, could no longer be relied upon because the Company’s South African Operations (four Hooters Restaurant locations and a Management Company) were not audited as the Company was led to believe by its South African then-CFO, Mark Hezlett. The Company subsequently, through thorough investigation by its upper management and Audit Committee, discovered misappropriation of Company funds, falsification of audit documents and other misconduct by Mr. Hezlett. On September 11, 2012, all trading was halted, and has remained so until January 16, 2013.

Following communications by the Company with the Staff, on January 15, 2013, Chanticleer Holdings received a Letter of Reprimand from The NASDAQ Stock Market LLC (“NASDAQ”) Listing Qualifications Department (the “Listing Department”) indicating that the Listing Department determined that the Company had not complied with NASDAQ Listing Rules 5250(b)(1), 5250(c)(1), and 5605(c)(2). NASDAQ issued this Letter of Reprimand in accordance with Listing Rule 5810(c)(4). In making its determination to issue the Letter of Reprimand, the Listing Department noted that it believed the violations were not the result of a deliberate intent to avoid compliance, that the violations have been cured in a prompt and effective manner, that the Company has not demonstrated a pattern of non-compliance, and that the Company has taken proactive steps to ensure future compliance with all regulatory requirements.

In accordance with NASDAQ Listing Rules, the Company issued a press release on January 16, 2013 to announce that the Company received the Letter of Reprimand from NASDAQ. A copy of this press release is attached as Exhibit 99.1 to this report and incorporated by reference herein.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Paul Moskowitz was appointed to serve on the Audit Committee at a Board of Directors meeting held January 11, 2013.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits.

99.1	Press release dated January 16, 2013

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 16, 2013	CHANTICLEER HOLDINGS

	By:	/s/ Michael D. Pruitt
Chief Executive Officer

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